
                              EXHIBIT 11

            Statement Re Computation of Per-Share Earnings

                            NSC Corporation
                   Computation of Per-Share Earnings
                 (In thousands, except per-share data)


                                    Three months ended        Nine months ended
                                      September 30,             September 30,
                                    -------------------      -------------------
                                      1997       1996          1997       1996
                                    --------   --------      --------   --------
Primary:
   Average shares outstanding         9,971       9,971        9,971      9,971
                                    --------   --------      --------   --------
       Total                          9,971       9,971        9,971      9,971
                                    ========   ========      ========   ========

Net (loss)income                     (2,119)       454        (1,659)     1,571
                                    ========   ========      ========   ========

Per share amounts:
   Net (loss)income                   (0.21)      0.05         (0.17)      0.16
                                    ========   ========      ========   ========



Fully Diluted:
   Average shares outstanding         9,971      9,971         9,971      9,971
                                    --------   --------      --------   --------
       Total                          9,971      9,971         9,971      9,971
                                    ========   ========      ========   ========

Net (loss)income                     (2,119)       454        (1,659)     1,571
                                    ========   ========      ========   ========

Per share amounts:
   Net (loss)income                   (0.21)      0.05         (0.17)      0.16
                                    ========   ========      ========   ========

Page 12 of 13
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